FOR IMMEDIATE RELEASE               Contact: Cedric Burgher
October 26, 2001                             Vice President-Investor Relations
                                             713/676-4933



                    HALLIBURTON 2001 FOURTH QUARTER DIVIDEND


     DALLAS, Texas - Halliburton Company (NYSE:HAL) announced today that its board of directors has declared a 2001 fourth quarter dividend of 12.5 cents a share on the company's common stock payable December 20, 2001 to shareholders of record at the close of business on November 29, 2001.

     Halliburton Company, founded in 1919, is the world's largest provider of products and services to the petroleum and energy industries. The company serves its customers with a broad range of products and services through its Energy Services Group and Engineering and Construction Group business segments. The company's World Wide Web site can be accessed at www.halliburton.com.

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